Exhibit 10.3

May 8, 2019

Barclay (“Buck”) Phillips

317 Nottingham Drive

Chapel Hill, NC 27517

Re:Separation and Transition Agreement

Dear Mr. Phillips:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment from G1 Therapeutics, Inc. (the “Company”).  As more fully set forth below, the Company will provide you with specified separation benefits as described below in exchange for certain agreements by you.

You should feel free to review this Agreement before your Separation Date (as described below) as a helpful reference, but it does not become “open for acceptance” until the Separation Date, and may not be signed before the Separation Date. Upon your Separation Date:

•	You may take up to twenty-one (21) days after the Separation Date to review and sign this Agreement.
•	If you choose to accept and sign this Agreement, you may rescind your acceptance any time within seven (7) days after doing so.
•	This Agreement will then become effective eight (8) days following the date you sign it (the “Effective Date”), as described in Section 8 below.

1.Separation of Employment.  You acknowledge that your employment with the Company shall terminate effective May 8, 2019 (the “Separation Date”).  You acknowledge that from and after the Separation Date, you shall not represent yourself as an employee or agent of the Company.  As of the Separation Date, you shall be deemed to have resigned (and hereby memorialize such resignation) from each and every other office, position or responsibility in which you served for the Company and each of its respective affiliates, subsidiaries or divisions, including, without limitation, your position as Treasurer  of the Company.

2.Separation Benefit.  In exchange for the promises and covenants contained herein, the Company agrees to provide you with a payment equal to twelve (12) months of your current Base Salary (as defined in your Employment Agreement dated November 13, 2017) (the “Employment Agreement”), which shall be paid in approximately equal installments over such 12-month period in accordance with the Company’s normal payroll practices beginning on the first payroll date following the Effective Date, less all customary and required taxes and employment-related deductions, provided that the Company, in its sole discretion, may begin payments earlier. The payment provided under this paragraph shall be referred to as the “Separation Benefit.”  The Company shall pay you the Separation Benefit, your final wages and any properly incurred expenses, in accordance with the Company’s regular payroll practices and applicable law.  You acknowledge and agree that, other than these amounts, you are not entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

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Exhibit 10.3

3.COBRA. By law, and regardless of whether you sign this Agreement, you will be eligible for medical, dental and vision insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The COBRA qualifying event shall be deemed to have occurred on the Separation Date. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on May 31, 2019.  Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  If you timely elect and remain eligible for continued coverage under COBRA, and execute and return this Agreement, the Company will pay your COBRA premium for 12 months of coverage through May 31, 2020 or until you obtain health care benefits from another employer.  The Company will not be responsible for any taxes that this additional payment may impose on you.

4.Transition Consulting Services.

(a)For a period of one (1) month commencing immediately upon your separation from employment on May 8, 2019 and continuing through June 8, 2019, or until such longer period as mutually agreed to by you and the Company (such actual period of time, the “Consulting Period”), you shall perform transition consulting services and any other services as reasonably requested by the Company. You shall provide these services at times reasonably requested by the Company, up to 5 hours per week, and the Company shall pay you a total of Four Thousand Dollars ($4,000) for such services.  You and Jennifer Moses and/or Mark Velleca shall communicate via telephone, email, or in person regarding the status of such transition consulting services.

(b)You shall act as an independent contractor during the Consulting Period, and nothing in this Agreement shall be construed to render you as an employee of the Company while performing such services.  You shall not be considered an employee for purposes of any Company employment policy or employment benefit plan while performing such services, or be entitled to benefits under any such policy or plan.  Other than as expressly authorized in writing by the Company, you shall not be an agent of the Company or have authority to bind, represent or speak for the Company for any purpose, while performing such services.  If payments are provided to you under this Section 4, then the Company shall record such payments on an IRS Form 1099 and shall not withhold any federal, state or local employment taxes on your behalf.  You agree to pay all taxes in a timely manner and as prescribed by law, and accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on any such payments made to you.

(c)While performing services described in this Section 4, you shall be free to provide professional consulting services to entities or individuals other than the Company, provided that you meet your service obligations to the Company as described herein and that such services are not performed in a manner that violates any of your continuing obligations to the Company.

5.Equity.  You have been granted stock options to purchase an aggregate of 310,000 shares of the Company’s common stock, as follows: (i) the 2017 Plan Option (as defined in Section 3(d) of the Employment Agreement), (ii) the Inducement Option (as defined in Section 3(d) of the Employment Agreement) (together, the “2017 Options”), and (iii) an option award for 60,000 shares of common stock received in January 2019 (the “2019 Options”).  Your stock option award agreements for the 2017 Options, as may have been amended by the Compensation Committee of the Board, are incorporated

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Exhibit 10.3

herein by reference and shall survive the execution and delivery of this Agreement. During the Consulting Period, your 2017 Options will remain outstanding in accordance with their terms, and your services during the Consulting Period shall be taken into account as continuous service with respect to such awards. For the avoidance of doubt, if you enter into this Agreement by May 8, 2019, your service in the Consulting Period will result in 5,208 of the 2017 Options to vest during the Consulting Period and the last day any 2017 Options could vest is June 8, 2019.  The expiration of the period you may exercise your 2017 Options will also be extended by one month, which results in the last day you may exercise your options being September 6, 2019.  The 2019 Options have not begun to vest as of the Separation Date and accordingly will expire as of such date.

6.Covenants.

(a)	You expressly acknowledge and agree to the following:

(i)You shall adhere to the Non-Competition Agreement and the Confidentiality Agreement, the terms of which are incorporated herein and shall survive the signing of this Agreement.

(ii) You shall promptly return to the Company all Company documents (and any copies thereof), equipment and property, and you shall abide by any and all common law and statutory obligations relating to protection of the Company’s trade secrets and confidential and proprietary information.

(iii)All information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such person to whom disclosure is made agrees to be bound by these confidentiality obligations), to any government agency (except as mandated by state or federal law), or to any business entity.

(iv)You shall not make any statements that are disparaging about the Company or its officers, directors and managers, including, but not limited to, any statements that disparage any product, service, finances, financial condition, capability or any other aspect of the business of the Company, and you shall not engage in any conduct which is intended to harm professionally or personally the reputation of the Company or its officers, directors and managers.

(b)The Company expressly acknowledges and agrees that the Company shall instruct its executive team not to make comments that are injurious to your reputation or otherwise disparage you.

(c)The parties expressly acknowledge and agree that an intentional breach of any provision of this Section 6 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the parties, the Company shall be entitled to recover the Separation Benefit provided to you under this Agreement.

7.Your Release of Claims.

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Exhibit 10.3

(a)Release. You hereby agree that by signing this Agreement and accepting the Separation Benefit provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date.  Your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company through the Effective Date including, without limitation:

(i)Claims under any local, state, or federal employment-related statute, regulation, or executive order (as amended) relating to the employment relationship, including but not limited to fair employment practices, discrimination, harassment, retaliation, leaves of absence, wage and hour, and protection based on membership in any protected status, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Non-Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Lily Ledbetter Fair Pay Act, the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, and any similar North Carolina or other state or federal statute.

(ii)Claims under any other local, state or federal employment related statute, regulation or executive order (as amended) relating to any other terms and conditions of employment, including but not limited to any similar North Carolina or other state or federal statute.

(iii)Claims under any North Carolina or other local, state, or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, or negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(iv)Claims under any North Carolina or any other state, local or federal statute, regulation or executive order (as amended) relating to whistleblower protection, violation of public policy, or any other form of retaliation or wrongful termination.

(v)Any other Claim arising under local, state, or federal law.

[1] /

For the purposes of this Section 7, the parties agree that the term “Company” shall include G1 Therapeutics, Inc., its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents and assigns.

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Exhibit 10.3

(vi)For the avoidance of doubt, the release in this Section 7 shall not (i) include any claims relating to the obligations of the Company under this Agreement, (ii) affect your vested and accrued rights as a participant in the Company's 401(k) plan or other benefit plan, or (iii) affect your vested rights under stock option awards, or stock option rights to accrue under paragraph 5 above.

(b) No Claims Filed; Release Limitation. As a condition of Company entering into this Agreement, you further represent that you have not filed against Company any complaints, claims or lawsuits with any court, administrative agency or arbitral tribunal prior to the date hereof, and that you have not transferred to any other person any such complaints, claims or lawsuits. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (the “Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. You understand, however, that, except as limited by the immediately preceding sentence, by signing this Agreement, you waive your right to any monetary recovery in connection with Government Agencies proceedings and you waive your right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal.

(c)Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration being provided to you under the terms of this Agreement.

8.ADEA/OWBPA Review and Revocation Period.  Because you are over the age of 40, you have specific rights under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age.  It is the Company’s desire and intent to make certain that you fully understand the effects of Section 7, which include a release of claims under the ADEA and OWBPA.  Accordingly: (a) you are hereby encouraged and have been given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement, (b) you are aware of certain rights to which you may be entitled under the ADEA and OWBPA, (c) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled, and (d) by signing this Agreement, you shall not waive rights or claims under the ADEA and OWBPA which may arise after the execution of this Agreement.  Additionally, the Company also is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Stillman Hanson, General Counsel, at the Company.  Additionally, you may rescind assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail a notice of rescission to Stillman Hanson, General Counsel, at the Company.

9.Cooperation.  Following the Separation Date, you agree to provide your reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment.  The Company will reimburse you for any reasonable out-of-pocket expenses, including reasonable attorney’s fees for your separate legal counsel if provided in your indemnification agreement, incurred in connection with your performance of obligations under this section at the request of Company. If you are entitled to be paid or reimbursed for

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Exhibit 10.3

any expenses under this section, then the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.

10.Representations.  As a condition of the Company entering into this Agreement, you further represent that you have not filed against the Company, any complaints or lawsuits with any court or governmental agency prior to the date hereof.  You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive your right to file a claim seeking monetary damages in any court, except as provided in this Agreement.

11.Taxation.  Both you and the Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended).  You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Code Section 409A.  In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.

12.Entire Agreement; Modification; Waiver; Choice of Law; Enforceability.  You acknowledge and agree that, except for the Non-Competition Agreement, the Confidentiality Agreement, the stock option agreements referenced herein, and the letter dated May 3, 2019 from JoAnne Zellner concerning your separation (the “Separation Letter”), this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company.  The terms of the Separation Letter remain in full force and effect; where there is a conflict between the terms of the Separation Letter and this Agreement, the terms of this Agreement shall supersede the terms of the Separation Letter. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.  The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.  This Agreement shall be deemed to have been made in the State of North Carolina and shall be construed in accordance with the laws of North Carolina without giving effect to conflict of law principles.  Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full, provided, however, that if any or all of the release in Section 7 is held unenforceable, this Agreement except for Section 7 shall be deemed null and void.

By executing this Agreement, you are acknowledging that: (1) you have carefully read and understand the terms and effects of this Agreement, including Section 7 entitled Your Release of Claims; (2) you understand that the release of Claims in Section 7 is legally binding and by signing this Agreement, you give up certain rights; (3) you have been afforded sufficient time to understand the terms and effects of this Agreement; (4) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (5) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

(signature page follows)

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Exhibit 10.3

(signature page to Separation and Transition Agreement)

If this Agreement is acceptable to you, please sign, date and return the enclosed copy of this Agreement to me within 21 days.

Very truly yours,

G1 Therapeutics, Inc.

/s/ James Stillman Hanson
		By:	James Stillman Hanson
		Its:	General Counsel

Confirmed and Agreed:

/s/ Barclay (Buck) Phillips
Barclay (Buck) Phillips
Dated:	May 8, 2019

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